Exhibit 2(c)

AMENDMENT NO. 2

TO THE

AMENDED AND RESTATED BYLAWS

OF

BLACKROCK FUNDSSM

This Amendment No. 2 (this “Amendment”) to the Amended and Restated Bylaws of BlackRock FundsSM, effective as of November 29, 2018, (the “Bylaws”) is made as of May 19, 2026 in accordance with Article VII, Section 1 of the Bylaws. Capitalized terms used herein and not otherwise herein defined are used as defined in the Bylaws.

1.	The definition of “Shares” is hereby amended and restated in its entirety to read as follows:

“Shares” shall mean (i) if the Fund is organized as a trust, the units of beneficial interest into which the beneficial interests in the Fund shall be divided from time to time, (ii) if the Fund is organized as a corporation, the shares of stock of the Fund and (iii) if the Fund is organized as a limited liability company, the limited liability company interests of the Fund, and in each case includes fractions of Shares as well as whole Shares. All or any portion of Shares of the Fund, or any series or class thereof, may, as provided in a resolution approved by the Directors, be issued in digital cryptographic form as “tokens” or similar digital embodiments (“Tokens”), in each case existing on a blockchain-based computing platform or blockchain-based operating system (which may be open source or closed source, public or private, permissioned or permissionless, distributed or centralized). The Directors may, from time to time, authorize the officers of the Fund and any investment adviser to the Fund, or any one of them acting singly, to determine on which platforms or operating systems Tokens shall be issued and, when issued on any such platform or operating system, the Tokens shall be validly issued, fully paid and nonassessable. For the avoidance of doubt, except as otherwise provided in a resolution approved by the Directors, such Tokens, when issued, shall be Shares in all respects and for all purposes, including, but not limited to, with respect to any voting or redemption rights or any other rights that may be conferred by federal or state law and any obligations or liabilities arising hereunder or that may apply by operation of law. It is the intention of the Fund that each such Token be a “security” as defined in Article 8 of the Uniform Commercial Code (the “UCC”) and, for the avoidance of doubt, not a “general intangible” as defined in Article 9 of the UCC. In the event that a court of competent jurisdiction determines not to treat a Token as a “security” as defined in Article 8 of the UCC, it is the intention of the Fund that each Token be a “controllable electronic record” as defined in Article 12 of the UCC as adopted by the State of Delaware and shall, in such event only, be governed by the laws of such state. Should any such Tokens be issued, all references to Shares contained herein and in the Charter shall be deemed to include such Tokens, and all references to Shareholders contained herein and in the Charter shall be deemed to include holders of Tokens. In addition, Shares also means any preferred units of beneficial interest, preferred stock or preferred limited liability company interests which may be issued from time to time, as described herein. All references to Shares shall be deemed to be Shares of any or all series or classes as the context may require.

2.	Article V, Section 5 is hereby amended and restated in its entirety to read as follows:

Section 5. Register of Shares. A register which may be in the form of any information storage device, method, or one or more electronic networks, databases or ledgers (including one or more distributed electronic networks, databases or ledgers) or such open source or closed source, public or private, permissioned or permissionless, distributed or centralized, blockchain-based computing platforms and operating systems, including those featuring smart contract functionality (or any combination of any of the foregoing), shall be maintained by the Trust or the Trust’s transfer agent. Such register shall contain (either in one medium or any combination of any of the foregoing media) the names and addresses of the Shareholders of each Class, the number of Shares of that Class held by each of them respectively and a record of all transfers thereof. As to Shares for which no certificate has been issued, such register shall be conclusive as to who are the holders of the Shares and who shall be entitled to receive dividends or other distributions or otherwise to exercise or enjoy the rights of Shareholders.

3.	Article V, Section 3 is hereby amended and restated in its entirety to read as follows:

Section 3. Transfer of Shares. Shares of the Fund shall be transferable in the manner prescribed by the Charter, these Bylaws and applicable law. Transfers of Shares shall be made on the Share register of the Fund (as such register is described in Article V, Section 5 of these Bylaws) upon receipt of proper transfer instructions from the registered holder of the Shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring Shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Fund shall determine to waive such requirement. For the avoidance of doubt, proper transfer instructions may include instructions submitted through one or more electronic networks, databases or ledgers (including one or more distributed electronic networks, databases or ledgers) or such open source or closed source, public or private, permissioned or permissionless, distributed or centralized, blockchain-based computing platforms and operating systems, including those featuring smart contract functionality (or any combination of any of the foregoing), to the extent the Share register is maintained in such media. The transfer of control of a Token on or between the digital ledger or ledgers on which such Token exists shall constitute a transfer of registration on the Fund’s official books and records, and, for the avoidance of doubt, shall not be deemed to constitute merely an instruction to the Fund to transfer registration of ownership on a register separate from such digital ledger. If any certificated Shares are issued as provided in Section 1 of this Article V, they may be transferred only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes. With respect to certificated Shares, every certificate exchanged, returned or surrendered to the Fund shall be marked “Cancelled,” with the date of cancellation, by the Secretary of the Fund or the transfer agent thereof. No transfer of Shares shall be valid as against the Fund for any purpose until it shall have been entered in the Share records of the Fund by an entry showing from and to whom transferred.